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                                                                    EXHIBIT 12.1


                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                       (Unaudited)
                                                                     Six Months Ended
                                                                  -----------------------
                                                                  August 28,   August 23,
                                                                    2004         2003
                                                                  ----------   ----------
                                                                  (Dollars in thousands)
Earnings:
  Income before income taxes                                      $  169,358   $  142,067
  Add:
    Interest on indebtedness                                           8,055        4,011
    Equity in earnings of unconsolidated affiliates, net of
      dividends received                                                 908        (289)
    Minority losses                                                    1,518        1,578
    Portion of rents representative of the interest factor               657        3,222
    Amortization of capitalized interest                                 335          384
                                                                  ----------   ----------
      Adjusted earnings                                           $  180,831   $  150,973
                                                                  ==========   ==========

Fixed charges:
    Interest on indebtedness                                           8,055        4,011
    Portion of rents representative of the interest factor               657        3,222
    Capitalized interest                                                 320        1,080
                                                                  ----------   ----------
      Total fixed charges                                         $    9,032   $    8,313
                                                                  ==========   ==========

        Ratio of earnings to fixed charges                             20.02        18.16
                                                                  ==========   ==========
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